EXHIBIT 99.1

374Water Releases 2023 Results

Announced Collaboration with DIU, Arcadis and Clean Earth to Advance PFAS Remediation for Defense Sites Announced new contract with City of Orlando

DURHAM, NC / ACCESSWIRE / March 29, 2024 / 374Water Inc. (NASDAQ:SCWO), a global social impact and cleantech company offering a revolutionary waste management solution for the environment, today provides a business update and reports its financial results for the fourth quarter and year ended December 31, 2023.

“In the fourth quarter, we’ve made significant progress with our AirSCWO 6 system, moving closer to its deployment to Orange County Sanitation District which we still expect to occur in the first half of this year,” said Jeff Quick, Interim CEO of 374Water. “We are excited to have recently secured a contract with another major municipality in Orlando, a testament to the compelling nature of our SCWO technology. While our sales cycle is lengthy, we expect our pipeline to accelerate following successful system installations.”

Financial Highlights

•	For the twelve month period ended December 31, 2023, the Company generated revenue of $744,000 which compares to $3,016,000 for the twelve months ending December 31, 2022, a 75% decrease.
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Our 2023 revenue reflects continued emphasis on operations and manufacturing with a focus on deploying our sold unit. At the same time, we continue to conduct treatability studies and cultivate long-term customer relationships.

•	Total Operating Expenses increased as the Company makes strides in building its pipeline while commercializing and improving its technology:
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For the twelve month period ended December 31, 2023, Total Operating Expenses increased to $7,535,000 from $5,093,000 driven primarily by an increase in Compensation and Related expenses to $2,855,000 from $1,645,000 and an increase in General and Administrative expenses to $2,675,000 from $1,566,000.

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For the full year, Compensation and Related expenses increased primarily due to increases in payroll and benefit expenses as a result of deliberate growth of our talented and capable workforce to meet our development objectives, improve operations and customer service and drive innovation.

		■	For the full year, General and Administrative expenses increased primarily as a result of increased marketing expenses thoughtfully incurred to expand our customer base and brand awareness.

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Capital Structure

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As of December 31, 2023, the Company had working capital of $13,528,000 compared to $7,061,000 at December 31, 2022. This increase in working capital provides sufficient capital to execute the Company’s goals and objectives.

Operational Highlights

•	The Company continues to gain traction with new customers. After the close of the quarter, the Company announced a new contract with the City of Orlando, highlighted by the deployment of an AirSCWO 6 service unit, which will be integrated into Orlando’s Iron Bridge Water Pollution Control Facility. This unit is expected to be deployed in the second half of 2024 as the Company aims to satisfy manufacturing requirements for the previously-sold unit, and is designed to treat no less than 400 metric tons of sludge monthly during a three-month collaboration period for fees totaling $812,000. This contract aims to enhance the facility’s operational efficiency and reduce its environmental footprint.
•	The Company announced its participation in a pivotal environmental initiative spearheaded by the Defense Innovation Unit (DIU) within the Department of Defense (DoD). This collaboration is dedicated to showcasing advanced technologies for the treatment of persistent contaminants, specifically per- and polyfluoroalkyl substances (PFAS). The Company is excited to be working alongside companies like Arcadis and Clean Earth for this project.
•	The Company announced in partnership with Global Partners for Development, the Homa Bay Blueprint, a clean water initiative for Africa’s Great Lakes region. Featuring 374Water’s advanced AirSCWO technology, this project in Lake Victoria aims to improve health and ecology for Homa Bay’s 1.3 million inhabitants and devastate ecology. Preparations involve the University of Nairobi, Kenya’s Ministry of Water and Environment, Homa Bay government, and local stakeholders.
•	374Water continued its progress tracking for an expected first half 2024 deployment to Orange County Sanitation District, working collaboratively with the customer to make final improvements to ensure the system meets all of the customer’s requirements.
•	The Company has made tangible progress in pursuit of building a C-Suite that can appropriately scale the business and expects to name a permanent CEO as soon as possible.
•	The Company is in the process of transitioning from its existing manufacturing location to its own, larger facility in furtherance of its business plan. The Company has identified a location sufficient to house manufacturing and laboratory space and anticipates being fully operational in this space or similar space in July of this year. During 2023 and into 2024, the Company has undertaken initiatives to build in-house operational expertise for managing the new facility.

For more on AirSCWO or about our team, visit 374Water.com or follow us on LinkedIn.

About 374Water

374Water Inc. (Nasdaq:SCWO), is a global cleantech, social impact company whose mission is to preserve a clean and healthy environment that sustains life. We are pioneering a new era of sustainable waste management that supports a circular economy and enables organizations to achieve their environmental, social, and governance (ESG) and sustainability goals. Follow us on LinkedIn.

Cautionary Language

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

Investor Contact:

Heather Crowell

ir@374water.com

Media Contact:

Christian Rizzo

media@374water.com

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374 Water Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2023 and December 31, 2022

	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$10,445,404	$4,046,937
Accounts receivable, net of allowance of $2,909 and $0, respectively	64,792	-
Other receivables	39,749	-
Unbilled accounts receivable	1,494,553	918,164
Inventory	2,276,677	1,660,710
Investments	-	1,944,464
Prepaid expenses	581,085	153,455
Total Current Assets	14,902,260	8,723,730
Long-Term Assets:
Property and equipment, net	230,971	143,079
Intangible asset, net	988,029	1,050,022
Total Long-Term Assets	1,219,000	1,193,101
Total Assets	$16,121,260	$9,916,831

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$572,297	$1,449,582
Accrued contract loss provision	500,000	-
Accrued legal settlement	135,000	-
Unearned revenue	130,000	200,109
Other liabilities	36,787	13,528
Total Current Liabilities	1,374,084	1,663,219
Total Liabilities	1,374,084	1,663,219
Commitments and contingencies (Note 10)
Stockholders’ Equity
Preferred stock: 50,000,000 Convertible Series D preferred shares authorized; par value $0.0001 per share, nil issued and outstanding at December 31, 2023 and 2022, respectively	-	-
Common stock: 200,000,000 common shares authorized, par value $0.0001 per share, 132,667,107 and 126,702,545 shares issued and outstanding at December 31, 2023 and 2022, respectively	13,266	12,669
Additional paid-in capital	30,684,943	16,110,221
Accumulated deficit	(15,953,504)	(7,849,982)
Accumulated other comprehensive income (loss)	2,471	(19,296)
Total Stockholders’ Equity	14,747,176	8,253,612
Total Liabilities and Stockholders’ Equity	$16,121,260	$9,916,831

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374 Water Inc. and Subsidiaries

Consolidated Statements of Operations

	For the years ended December 31,
	2023	2022

Revenue	$743,952	$3,015,521
Cost of revenues	(1,852,208)	(2,679,020)
Gross margin	(1,108,256)	336,501
Operating Expenses
Research and development	1,496,129	1,113,500
Compensation and related expenses	2,854,494	1,644,861
Professional fees	508,795	768,548
General and administrative	2,675,202	1,565,723
Total Operating Expenses	7,534,620	5,092,632
Loss from Operations	(8,642,876)	(4,756,131)

Other Income
Interest income	446,669	67,067
Other income (expense)	92,685	(903)
Total Other Income, net	539,354	66,164
Net Loss before Income Taxes	(8,103,522)	(4,689,967)
Provision for Income Taxes	-	-

Net Loss	$(8,103,522)	$(4,689,967)
Other comprehensive income (loss)
Unrealized losses on marketable securities	-	(18,968)
Foreign currency translation	2,799	(328)
Total other comprehensive income (loss)	2,799	(19,296)
Total comprehensive loss	(8,100,723)	(4,709,263)
Net Loss per Share - Basic and Diluted	$(0.06)	$(0.04)

Weighted Average Common Shares Outstanding - Basic and Diluted	130,367,662	126,641,536

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374 Water Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2023 and 2022

	For the years ended
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(8,103,522)	$(4,689,967)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization expense	85,816	67,573
Stock-based compensation	925,181	610,741
Issuance of restricted stock for services	71,200	-

Changes in operating assets and liabilities:
Accounts receivable	(64,792)	-
Other receivables	(39,749)	-
Unbilled accounts receivable	(576,389)	(918,164)
Inventory	(615,967)	(1,660,710)
Prepaid expense and other assets	(427,630)	65,011
Accounts payable and accrued expenses	(877,285)	1,386,601
Contract loss provision	500,000	-
Accrued legal settlement	135,000	-
Unearned revenue	(70,109)	200,109
Other liabilities	23,259	(9,862)
Net cash used in operating activities	(9,034,987)	(4,948,668)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(105,990)	(144,567)
Purchases of marketable securities	-	(1,963,432)
Proceeds from marketable securities	1,963,432	-
Increase in intangible assets	(5,725)	(52,292)
Net cash provided by (used in) investing activities	1,851,717	(2,160,291)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the exercise of options and warrants	137,500	25,049
Proceeds from the issuance of common stock	13,441,438	-
Net cash provided by financing activities	13,578,938	25,049

Effect of exchange rates on cash	2,799	(328)

NET INCREASE (DECREASE) IN CASH	6,398,467	(7,084,238)

CASH - Beginning of year	4,046,937	11,131,175

CASH - End of year	$10,445,404	$4,046,937

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-
NON-CASH INVESTING ACTIVITIES:
Change in unrealized loss on AFS investment securities	$-	$(18,968)
Transfers of investment securities from AFS to HTM	$1,963,432	$-
Amortization of AFS investment securities unrealized loss in AOCI into interest income as yield adjustment	$18,968	-

SOURCE: 374Water Inc.

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